Exhibit 99.1


       QC Holdings, Inc. Reports Strong Third Quarter Earnings;
                23 New Stores Added During the Quarter


    KANSAS CITY, Kan.--(BUSINESS WIRE)--Nov. 4, 2004--QC Holdings, Inc. (NASDAQ: QCCO) reported a 21.6% increase in net income during third quarter 2004, growing to $4.5 million for the three months ended September 30, 2004, from $3.7 million for the three months ended September 30, 2003. This improvement in net income was primarily due to revenue growth of $6.0 million, or 23.0%, over prior year's third quarter. For the nine months ended September 30, 2004, net income totaled $13.6 million, which is approximately 49.5% higher than the $9.1 million in comparable 2003. Higher net income during the nine months ended September 30, 2004, reflects an $18.6 million increase in revenue compared to prior year, together with an improved loss ratio period to period.
    Don Early, QC's Chairman and Chief Executive Officer, commented:
"Our third quarter met our expectations from both an earnings and growth standpoint. In addition to increasing revenues and earnings over comparable prior year periods, our store personnel and managers opened 23 stores during the third quarter, which is more than we opened during the entire second half of 2003."
    QC reported store gross margins of 36.3% in third quarter 2004 and 39.9% for the nine months ended September 30, 2004, versus 35.6% in third quarter 2003 and 34.8% for the nine months ended September 30, 2003. Darrin Andersen, QC's President and Chief Operating Officer, noted, "The store margins experienced during the quarter and year-to-date 2004 periods continue to meet or exceed the 33% to 38% range we believe is reasonable given our expectation to add stores at a rate of 20% to 30% each year over the next few years."

    Third Quarter

    For the three months ended September 30, 2004, revenues totaled $32.1 million, a 23.0% increase from the $26.1 million during the three months ended September 30, 2003. This revenue growth was primarily a result of higher payday loan volumes, together with higher average payday loan fees. QC originated approximately $199.9 million of payday loans during third quarter 2004, which was an increase of 25.0% compared to $159.9 million during third quarter 2003. Average fees received from customers per loan increased 6.9%, from $48.17 in third quarter 2003 to $51.51 in third quarter 2004.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 15 months since June 30, 2003) improved $4.5 million to $30.1 million in third quarter 2004. This 17.6% improvement was attributable to increased payday loan volume during the current year period driven by the Company's convenient lending policy and the continued strong demand by consumers for the payday loan product. Third quarter 2004 revenues also included $1.5 million from the 22 stores that were opened during the last half of 2003 and $413,000 from the 32 stores that were opened during 2004.
    Revenues from check cashing, title loans and other sources totaled $2.8 million during the three months ended September 30, 2004, compared to $2.9 million in the prior year period. Lower volumes, primarily in check cashing and title loans, caused this decline period to period.
    Store gross profit improved $2.3 million, or 24.7%, from $9.3 million in third quarter 2003 to $11.6 million in third quarter 2004, primarily due to growth in revenues, partially offset by higher store expenses quarter to quarter. With respect to store expenses, salaries increased by $1.5 million for the three months ended September 30, 2004, versus 2003 as a result of new personnel to operate stores added after September 30, 2003.
    Continuing the trend from the first two quarters of 2004, the Company reported favorable loss experience during third quarter 2004 compared to prior year. Losses increased from $6.6 million in third quarter 2003 to $7.8 million in third quarter 2004. The 18.2% increase in losses, however, was lower than revenue growth, resulting in a decline in losses as a percentage of revenues from 25.2% during third quarter 2003 to 24.2% during third quarter 2004. Historically, the second quarter and third quarter loss ratios are the highest, reflecting the volume-related seasonality of the payday loan business. The improvement in the loss ratio quarter to quarter reflects a reduced number of checks initially presented to the bank for payment, which eliminates the back-end collection effort.
    Other expense components, including occupancy, depreciation and amortization, increased $980,000 quarter to quarter. Occupancy costs as a percentage of revenues declined during third quarter 2004 versus 2003, indicative of the fixed nature of these costs.
    Store gross margin, which is store gross profit as a percentage of revenues, improved to 36.3% from 35.6%. Comparable stores during the three months ended September 30, 2004, reported a gross margin of 39.9% versus 37.7% in third quarter 2003. Stores opened during the last half of 2003 reported third quarter 2004 gross profit of $329,000, or a gross margin of 22.2%. Stores opened during 2004 totaled a net loss of approximately $537,000.
    Regional and corporate expenses increased $1.3 million during the three months ended September 30, 2004, to $4.4 million from $3.1 million. This increase was largely attributable to additional personnel to support the growth in the number of stores, as well as higher professional fees. Together, regional and corporate expenses were 14.0% of revenues in third quarter 2004, which is below the Company's expected annual range of 15% to 16% of revenues. The higher expected level of regional and corporate expenses reflects the additional costs of being a public company and the anticipated related reporting and compliance expenses.
    The Company reported interest income of $40,000 during third quarter 2004 compared to interest expense of $193,000 during the three months ended September 30, 2003. This change quarter to quarter reflects the repayment of all indebtedness with a portion of the proceeds received in connection with the Company's initial public offering completed in July 2004 and the investment of the remaining proceeds in cash equivalents.
    Commenting on third quarter 2004, Mr. Andersen noted, "Our third quarter results continued several favorable trends from the first half of the year, including high-teen comparable store revenue growth, improved loss ratios and very competitive levels of administrative expenses."

    Nine Months Ended September 30

    For the nine months ended September 30, 2004, revenues grew $18.6 million, or 26.4%, to $89.1 million from the $70.5 million during the nine months ended September 30, 2003. The increase in revenues was primarily due to higher payday loan volumes and a 6.7% increase in the average payday loan fee. QC originated approximately $549.8 million of payday loans during the nine months ended September 30, 2004, a 30.9% increase compared to $420.0 million during the prior year period. Average fees received from customers per loan increased from $47.14 in the nine months of September 30, 2003 to $50.30 in the same 2004 period.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 21 months since December 31, 2002) improved $12.3 million, or 18.2%, to $80.0 million for the nine months ended September 30, 2004, primarily as a result of higher payday loan volume during the current year period. Stores added during 2003 and 2004 resulted in a $7.2 million increase in revenues period to period. The aggregate increase from comparable stores and new stores was partially offset by the lack of revenues from nine stores that were closed during 2003.
    Revenues from check cashing, title loans and other sources declined to $9.3 million during the nine months ended September 30, 2004, from $9.6 million during the nine months ended September 30, 2003, as a result of lower check cashing and title loan volumes.
    Salaries and benefits increased to $19.1 million in the nine months ended September 30, 2004 versus $15.5 million in comparable 2003. This 23.2% increase was primarily attributable to compensation for employees at new stores and higher bonuses for employees at existing stores due to improved store gross profit. Losses for the nine months ended September 30, 2004, totaled $17.6 million, a 10.0% increase over the comparable 2003 period. As noted in the third quarter discussion, this rate of increase was lower than revenue growth, resulting in a decline in losses as a percentage of revenues from 22.6% during the nine months ended September 30, 2003, to 19.8% during comparable 2004. The decline in the loss ratio period to period reflects very favorable experience in first quarter 2004 attributable to the non-recurring tax benefits received by our customers associated with the changes in the income tax laws passed during mid-2003.
    Other expense components, including occupancy, depreciation and amortization, increased $2.3 million period to period, primarily due to the addition of stores after September 30, 2003.
    Store gross margin improved to 39.9% for the nine months ended September 30, 2004, from 34.8% for the nine months ended September 30, 2003. This improvement reflected the Company's strong revenue growth and favorable loss experience. Comparable stores during year to date 2004 reported a gross margin of 43.9% versus 38.4% in the same 2003 period. Stores opened during 2003 reported a gross margin of 20.9% during the nine months ended September 30, 2004. Stores opened during 2004 totaled a net loss of $853,000 in the current year period.
    Regional and corporate expenses increased $3.3 million, from $8.8 million during the nine months ended September 30, 2003, to $12.1 million in the current year period, for the same reasons noted in the quarterly discussion above.
    The effective income tax rate for the nine months ended September 30, 2004, increased to 39.5% from 38.7% in the comparable prior year period due to state and local tax planning strategies that reduced the 2003 provision for income taxes.

    Business Outlook

    Mr. Early noted: "We continue to emphasize to our store personnel the importance of providing superior customer service and initiating our collection process at the origination of the loan by educating the customer about the importance of returning in person to repay their obligation. This emphasis is particularly important to the development and success of our newer stores as they cultivate their customer base."
    Mr. Early concluded: "After considering the 32 de novo stores opened through September 2004 and our recently announced acquisition of 20 stores in Oklahoma, our number of stores has increased by nearly 18% since December 31, 2003. We expect that by year-end 2004, we will have achieved unit store growth between 24% and 26%. As we enter the fourth quarter, we continue to focus on improving processes that will streamline our operations, as well to benefit from an exceptionally strong balance sheet that provides us the ability to pursue growth opportunistically."
    QC will present its financial results for the three and nine months ended September 30, 2004, in a conference call on November 4, 2004, at 2:00 p.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 800-591-6942, code 64005032. The accompanying slides to the presentation are expected to be available on the QC Web site on the morning of November
4. A replay of the audio portion of the presentation will be available online until the close of business on December 4. The replay can also be accessed by telephone for seven days at 888-286-8010, code 44903516.

    About QC Holdings, Inc.

    Headquartered in Kansas City, Kansas, QC Holdings, Inc. provides consumer financial services, principally payday loans, through 350 stores in 22 states as of November 1, 2004. With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 350 stores through a combination of new, or de novo, stores and acquisitions. During fiscal 2003, the Company advanced more than $590 million to customers through payday loans and reported total revenues of $98.5 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws governing consumer protection or payday lending practices, (2) changes in our key management personnel, (3) litigation or regulatory action directed toward the Company or the payday loan industry, (4) the Company's role as an agent for a national bank in North Carolina for payday loans and changes in federal or state laws affecting that relationship, (5) federal or state litigation challenging the Company's national bank relationship in North Carolina or in other states in which the Company may use that or a similar arrangement, (6) negative media reports and public perception of the payday loan industry, (7) volatility in the Company's earnings, primarily as a result of fluctuations in loan loss experience, (8) turnover in our store managers and store-level employees,(9) integration risks and costs associated with acquisitions, and (10) the other risks detailed under the caption "Risk Factors" in the Company's Registration Statement on Form S-1, as amended, Registration No. 333-115297, filed on July 9, 2004 with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.


                          QC Holdings, Inc.
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                              Unaudited


                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               -------------------- ------------------
                                  2003      2004      2003     2004
Revenues
  Payday loan fees               $23,157   $29,282   $60,954  $79,838
  Other                            2,921     2,793     9,587    9,271
                                ---------  -------- --------- --------
    Total revenues                26,078    32,075    70,541   89,109
                                ---------  -------- --------- --------
Store expenses
  Salaries and benefits            5,340     6,811    15,476   19,130
  Provision for losses             6,582     7,769    15,965   17,609
  Occupancy                        2,660     2,975     8,120    8,957
  Depreciation and amortization      361       438       926    1,197
  Other                            1,845     2,433     5,538    6,653
                                ---------  -------- --------- --------
    Total store expenses          16,788    20,426    46,025   53,546
                                ---------  -------- --------- --------
Store gross profit                 9,290    11,649    24,516   35,563

Regional expenses                  1,529     1,846     4,303    5,516
Corporate expenses                 1,606     2,637     4,547    6,636
Depreciation and amortization        138       283       311      566
Interest expense (income), net       193       (40)      597      642
Other expense (income), net         (180)     (251)     (124)    (210)
                                ---------  -------- --------- --------
  Income before taxes              6,004     7,174    14,882   22,413
Provision for income taxes         2,328     2,664     5,754    8,858
                                ---------  -------- --------- --------
  Net income                      $3,676    $4,510    $9,128  $13,555
                                =========  ======== ========= ========

Earnings per share(a):
  Basic                            $0.19     $0.23     $0.17    $0.80
  Diluted                          $0.19     $0.22     $0.17    $0.74
Weighted average number of
 common shares outstanding(a):
  Basic                           14,545    19,556    17,442   14,351
  Diluted                         15,046    20,807    17,926   15,378

(a) See computations of earnings per share on following page


                          QC Holdings, Inc.
                  Computations of Earnings per Share
               (in thousands, except per share amounts)
                              Unaudited

                               Three Months Ended   Nine Months Ended
                                  September 30,        September 30,
                              --------------------- ------------------
                                  2003       2004      2003     2004
                               ---------- --------- --------- --------

Net income                        $3,676    $4,510    $9,128  $13,555
Less: reduction to retained
 earnings from shares subject
 to redemption(a)                                      5,296
Less: dividend and
 participation rights from
 mandatory stock redemption(b)       849                 849    2,135
                               ---------- --------- --------- --------
Income available to common
 stockholders                     $2,827    $4,510    $2,983  $11,420
                               ========== ========= ========= ========

Weighted average number of
 actual common shares
 outstanding                      18,915    19,556    18,915   16,755
Reduction in weighted average
 shares from mandatory stock
 redemption(b)                     4,370               1,473    2,404
                               ---------- --------- --------- --------
Weighted average number of
 common shares outstanding        14,545    19,556    17,442   14,351
Incremental shares from
 assumed conversion of stock
 options                             501     1,251       484    1,027
                               ---------- --------- --------- --------
Weighted average number of
 diluted common shares
 outstanding                      15,046    20,807    17,926   15,378
                               ========== ========= ========= ========
Basic earnings per share           $0.19     $0.23     $0.17    $0.80
Diluted earnings per share         $0.19     $0.22     $0.17    $0.74

    Notes:

(a) Basic and diluted earnings per share computations through September 30, 2003, were adjusted to reflect the Company's obligation through June 30, 2004, to purchase shares from two principal stockholders upon their death pursuant to a stockholders agreement with them. For purposes of computing income available to common stockholders in the earnings per share calculations, the Company was required to include as a reduction to net income the increase in the carrying amount of the shares subject to redemption associated with this obligation that was charged directly to retained earnings in any given period. The stockholders agreement was terminated effective June 30, 2004, and the computation for earnings per share no longer require ongoing adjustments.

(b) As set forth in Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which was adopted on July 1, 2003, the shares considered to be subject to redemption under the stockholders agreement for which a liability had been recorded through June 30, 2004, are excluded from weighted average shares for purposes of computing basic and diluted earnings per share. Further, SFAS 150 requires that the portion of net income representing dividend and participation rights associated with the shares subject to mandatory redemption be removed from income available to common stockholders pursuant to the two-class method set forth by Statement of Financial Accounting Standards No. 128, Earnings per Share. The stockholders agreement was terminated effective June 30, 2004, and the computation for earnings per share no longer require ongoing adjustments.



                           QC Holdings, Inc.
                      Consolidated Balance Sheets
               (in thousands, except share and per share
                               amounts)


                                            December 31, September 30,
                                                2003         2004
                                            ------------ -------------
                   ASSETS                                  Unaudited
Current assets
  Cash and cash equivalents                      $9,497       $47,378
  Loans receivable, net of allowance for
   losses of $1,090 at December 31, 2003 and
   $1,160 at September 30, 2004                  35,933        38,548
  Prepaid expenses and other assets               1,352         1,582
                                             -----------  ------------
    Total current assets                         46,782        87,508
Property and equipment, net                      11,852        17,417
Goodwill                                          5,431         5,431
Other assets, net                                   864           820
                                             -----------  ------------
    Total assets                                $64,929      $111,176
                                             ===========  ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                 $276          $213
  Accrued expenses and other liabilities          1,235         2,353
  Deferred revenue                                2,188         2,234
  Income taxes payable                            1,051           567
  Deferred income taxes                           2,517         2,745
  Revolving credit facility                       6,256
  Current portion of long-term debt               4,718
                                             ----------- -------------
    Total current liabilities                    18,241         8,112
Deferred income taxes                             1,475         1,895
Liability for mandatory stock redemption         17,000
Long-term debt, less current portion             18,880
                                             ----------- -------------
    Total liabilities                            55,596        10,007
                                             -----------  ------------

Commitments and contingencies

Stockholders' equity
  Common stock, $0.01 par value; 75,000,000
   shares authorized; 19,087,600 issued and
   15,182,000 shares outstanding at December
   31, 2003; 20,371,000 shares issued and
   outstanding at September 30, 2004                191           204
  Retained earnings                              21,292        31,747
  Additional paid-in capital                      5,248        69,218
  Treasury stock, at cost                       (17,165)
  Notes received for equity                        (233)
                                             ----------- -------------
    Total stockholders' equity                    9,333       101,169
                                             -----------  ------------
    Total liabilities and stockholders'
     equity                                    $ 64,929      $111,176
                                             ===========  ============



                           QC Holdings, Inc.
                Selected Statistical and Operating Data
    (in thousands, except Store Data, Average Loan and Average Fee)
                               Unaudited

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                 ------------------ ------------------
                                    2003     2004      2003     2004
                                  -------- --------  -------- --------
Store Data:
  Number of stores, beginning of
   period                             277      301       258      294
  De novo stores opened                12       23        35       32
  Stores closed                         1        2         5        4
                                  -------- --------  -------- --------
    Number of stores, end of
     period                           288      322       288      322
                                  ======== ========  ======== ========

Comparable Store Data:
  Total revenues generated by all
   comparable stores             $ 25,583  $30,116   $67,682  $79,975
  Total number of comparable
   stores                             269      269       246      246
  Average revenue per comparable
   store                              $95     $112      $276     $325
  Percentage increase in
   comparable store revenues                  17.6%              18.2%

Operating Data:
  Loan volume                    $159,943 $199,925  $419,964 $549,829
  Average loan (principal plus
   fee)                            317.28   341.57    309.84   332.66
  Average fee                       48.17    51.51     47.14    50.30

Loss Data:
  Allowance for loan losses:
    Balance, beginning of period     $820     $960      $750   $1,090
    Adjustment to provision for
     losses based on evaluation
     of outstanding receivables       130      200       200       70
                                  -------- --------  -------- --------
    Balance, period end              $950   $1,160      $950   $1,160
                                  ======== ========  ======== ========

  Provision for losses:
    Charged-off to expense        $13,131  $14,382   $34,085  $37,036
    Recoveries                     (6,679)  (6,813)  (18,320) (19,497)
    Adjustment to provision for
     losses based on evaluation
     of outstanding receivables       130      200       200       70
                                  -------- --------  -------- --------
    Total provision for losses     $6,582   $7,769   $15,965  $17,609
                                  ======== ========  ======== ========

  Provision for losses as a
   percentage of revenues            25.2%    24.2%     22.6%    19.8%
  Provision for losses as a
   percentage of loan volume          4.1%     3.9%      3.8%     3.2%



    CONTACT: QC Holdings, Inc.
             Douglas E. Nickerson, 913-439-1154